EXHIBIT 99.1

Wits Basin Updates Progress at the Xiaonanshan Iron Ore Mine

November 18, 2013

MINNEAPOLIS—(BUSINESS WIRE)—Wits Basin Precious Minerals Inc. (Pink Sheets:WITM) provides the following updates from China Global Mining Resources (BVI) Limited (“CGMR”):

1.	Production and sales at the Xiaonanshan Iron Ore Mine (“XNS”).

2.	Cancellation of the existing management fee agreement and reduction in the operator’s fee charged by Anhui Zhonghai Mining and Trading Company (“AZH”) after completion of the mine safety and rehabilitation program.

3.	Acquisition of Jianshan Mine subject to Ministry of Commerce People’s Republic of China (“MOFCOM”).

4.	Annual Financial Audits and SEC reporting.

Production and Sales

Residual raw iron ore production as a result of the rehabilitation program was 60,190 tonnes in October 2013 compared to 49,006 tonnes in September 2013. This represents an increase of 11,184 tonnes or 23 % and is 50% higher than the forecast of 40,000 tonnes.

XNS as a result sold 17,197 tonnes of 62%+ Fe concentrate in October 2013 compared to 14,001 tonnes in September 2013. With a fixed direct cost of CNY350 ($57 USD) per tonne and an average sales price of CNY800 ($130 USD) a gross profit of CNY14,039,100 (approximately $2,306,987 USD) was thus achieved during September and October 2013.

Cancellation of Management Fee Agreement and Signing of New Operator Agreements

On November 4, 2013, an agreement was reached between CGMR and AZH to cancel the existing 35% management fee, as reported on July 1, 2013.

New operator agreements for the XNS and Jianshan Mine were entered into between CGMR and AZH. Pursuant to the terms of these agreements, AZH will produce 62%+ FE concentrate at a fee of RMB285 ($47 USD) compared to RMB350 ($57 USD). This saving will become effective when the mine safety and rehabilitation work is completed, which is expected before the end of June 2014.

Acquisition of Jianshan Mine

On November 8, 2013, an agreement was entered into whereby CGMR will acquire the Jianshan Mine (subject to MOFCOM approval) for a 40% equity ownership in CGMR, and not at 49% as reported on July 1, 2013. The 2014 production forecast for the Jianshan Mine has been revised to 340,000 tonnes of 62%+ Fe concentrate.

Annual Financial Audits for XNS, CGMR, and SEC Reporting

The preparation of the XNS and CGMR (HK) Annual Financial Audits has commenced and should be completed during the first quarter of 2014. Once the XNS and CGMR (HK) audits have been achieved, then the audit process of CGMR (BVI) and WITM will commence. Upon completion, then Wits Basin will be able to update its SEC regulatory filings.

About Wits Basin Precious Minerals Inc.

Wits Basin is a minerals exploration and development stage company that owns a 75% equity interest in China Global Mining Resources (BVI) Limited, which owns the Xiaonanshan Mine, located in Anhui Provence of the People’s Republic of China. Our common stock trades on the Over-the-Counter Pink Sheets under the symbol “WITM.” To find out more about Wits Basin Precious Minerals Inc. (WITM) visit our website at www.witsbasin.com.

Forward-Looking Statements and Risk Factors

Certain statements included in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. These risks and uncertainties relate to the Company and its subsidiaries, and include, among others, the ability to obtain or maintain regulatory approvals; the risks relating to the completion of mine rehabilitation work and ongoing mining activities; market pricing of iron ore; the ability to obtain necessary financing; and other risks and uncertainties described in the Company's prior press releases and filings from time to time with the Securities and Exchange Commission.

Contact:

Wits Basin Precious Minerals Inc.

Al McLellan, +1 646-937-8790

info@witsbasin.com